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                                        [Letterhead]





January 10, 1997


Board of Directors of
United Community Bancshares, Inc.
2600 Eagan Woods Drive, Suite 155
Eagan, MN 55121

United Capital Trust I
United Community Bancshares, Inc.
2600 Eagan Woods Drive, Suite 155
Eagan, MN 55121

    Re:  Registration Statement on Form S-1
         Registration No. 333-14587

Ladies and Gentlemen:

We have acted as special counsel for United Community Bancshares, Inc., a Minnesota corporation (the "Company"), and United Capital Trust I ("United Capital"), a statutory business trust formed under the laws of Delaware, in connection with the above-captioned Registration Statement on Form S-1, as amended by Amendment No. 1 and Amendment No. 2 thereto (as so amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering United Capital's Preferred Securities representing undivided beneficial interests in the assets of United Capital, and the Junior Subordinated Debentures issued by the Company to United Capital in connection with the sale of the Preferred Securities.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Trust of United Capital filed with the Secretary of State of the State of Delaware on December 6, 1996; (ii) the form of the Amended and Restated Trust Agreement of United Capital (the "Trust Agreement"); (iii) the form of the Preferred Securities Certificate (the "Preferred Securities Certificate");
(iv) the form of the Preferred Securities Guaranty Agreement (the "Guaranty") between the Company and Wilmington Trust Company, as trustee; (v) the form of the Junior Subordinated Debentures (the "Junior Subordinated Debentures"); and (vi) the form of the Subordinated Indenture (the "Indenture"), between the Company and Wilmington Trust Company, as trustee, in each case in the form filed as an exhibit to the Registration Statement. We have

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Board of Directors of United Community Bancshares, Inc.
United Capital Trust I
January 10, 1997
Page 2


also examined originals or copies, certified, or otherwise identified to our satisfaction, of such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company or United Capital, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Trust Agreement, the Preferred Securities Certificate, the Guaranty, the Junior Subordinated Debentures and the Indenture when executed, will be executed in substantially the form reviewed by us and that the terms of the Junior Subordinated Debentures when established in conformity with the Indenture will not violate any applicable law. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, United Capital, and others.

Based upon the foregoing, and current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effects, it is our opinion that:

    (a) Under current law, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation; accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures, and each holder will be required to include in its gross income any original issue discount accrued with respect to its allocable share of the Junior Subordinated Debentures.

    (b) For federal income tax purposes, (i) the Junior Subordinated Debentures will constitute indebtedness of the Company and (ii) the interest on the Junior


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Board of Directors of United Community Bancshares, Inc.
United Capital Trust I
January 10, 1997
Page 3


    Subordinated Debentures will be deductible by the Company on an economic accrual basis in accordance with Code Section 163(e) and Treasury Regulation Section 1.163-7.

    (c) All of the stated interest payments on the Junior Subordinated Debentures will be treated as original issue discount pursuant to Code
    Section 1272 and Treasury Regulations Section 1.1272.

Subsequent changes in tax law may cause tax consequences to vary substantially from the treatment described herein. Furthermore, the authorities on which these opinions are based are subject to various interpretation. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

This opinion is furnished to you in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written consent. We hereby consent to the use of our name under the headings "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus and the filing of this opinion with the Commission as Exhibit 8 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the effective date of the Registration Statement and applies only to the disclosure set forth in the Prospectus and Registration Statement filed as of that date.
We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

FREDRIKSON & BYRON, P.A.


By    /s/ Thomas W. Garton
  ---------------------------------
        Its Vice President